Filed Pursuant to Rule 424(b)(5)

Registration No. 333-114049

Prospectus Supplement

(To Prospectus dated July 30, 2004)

CarrAmerica Realty Operating Partnership, L.P.

$200,000,000 5.125% Senior Notes due 2011

Interest payable March 1 and September 1

Issue price: 99.684%

Fully and Unconditionally Guaranteed by

CarrAmerica Realty Corporation and CarrAmerica Realty, L.P.

The notes will mature on September 1, 2011. Interest will accrue from August 23, 2004. We will pay interest on March 1 and September 1 of each year beginning March 1, 2005. We may redeem the notes, at our option, at any time in whole or from time to time in part, at the redemption price described herein under “Description of Notes—Optional Redemption.”

The notes will be fully and unconditionally guaranteed by CarrAmerica Realty Corporation, our general partner, and CarrAmerica Realty, L.P., an affiliate of ours. The notes will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

See “ Risk Factors” on page 3 of the accompanying prospectus and in the documents incorporated by reference in this prospectus to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body or commission has approved or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Us
Per Note	99.684%	0.625%	99.059%
Total	$199,368,000	$1,250,000	$198,118,000
(1)	Plus accrued interest, if any, from August 23, 2004.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company on or about August 23, 2004.

Joint Bookrunners

Banc of America Securities LLC	JPMorgan

Citigroup

Goldman, Sachs & Co.

Morgan Stanley

UBS Investment Bank

Wachovia Securities

A.G. Edwards

BNY Capital Markets, Inc.

Commerzbank Securities

Legg Mason Wood Walker

Incorporated

Piper Jaffray

PNC Capital Markets, Inc.

SunTrust Robinson Humphrey

Wells Fargo Brokerage and Sales

August 18, 2004

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities under any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder and thereunder, shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

Prospectus Supplement

Prospectus

i

Special Note Regarding Forward-Looking Statements

Certain statements in this prospectus supplement and accompanying prospectus, and in the documents incorporated by reference in this prospectus supplement and accompanying prospectus, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, dividends, achievements or transactions or industry results to be materially different from any future results, performance, dividends, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•  national and local economic, business and real estate conditions that will, among other things, affect:

•  demand for office space,

•  the extent, strength and duration of any economic recovery, including the effect on demand for office space and the creation of new office development,

•  availability and creditworthiness of tenants,

•  levels of lease rents, and

•  availability of financing for both tenants and us;

•  adverse changes in the real estate markets, including, among other things:

•  the extent of bankruptcies, tenant difficulties and defaults,

•  the extent of future demand for office space in our core markets and barriers to entry into markets which we may seek to enter in the future,

•  our ability to identify and consummate attractive acquisitions on favorable terms,

•  our ability to consummate any planned dispositions in a timely manner on acceptable terms, and

•  changes in operating costs, including real estate taxes, utilities, insurance and security costs;

•  actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;

•  ability to obtain insurance at a reasonable cost;

•  ability of our general partner to maintain its status as a REIT for federal and state income tax purposes;

•  ability to raise capital;

•  effect of any earthquake, terrorist activity or other heightened geopolitical risks;

•  governmental actions and initiatives; and

•  environmental/safety requirements.

For further discussion of these and other factors that could impact our future results, performance, achievements or transactions, see the documents we file from time to time with the Securities and Exchange Commission, and in particular, the section titled “The Company—Risk Factors” in CarrAmerica Realty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 and our Form 10.

ii

The Company

We are a Delaware limited partnership. Along with our subsidiaries, we focus on the acquisition, development, ownership and operation of office properties, located primarily in selected suburban markets across the United States. Based on property operating income, our most significant markets include Northern California, the Washington, D.C. metropolitan area, Southern California and Seattle. We were formed on March 17, 2004 by CarrAmerica Realty Corporation (“CarrAmerica”), a fully integrated, self-managed and publicly traded real estate investment trust (“REIT”). CarrAmerica formed us for the purpose of restructuring the manner in which CarrAmerica holds its assets by converting to an umbrella partnership real estate investment trust, or UPREIT, structure. CarrAmerica now conducts and intends to continue to conduct its activities through us. We are managed by CarrAmerica as our sole general partner and CarrAmerica owns directly or indirectly 100% of our partnership units, which units constitute substantially all of CarrAmerica’s assets.

As of June 30, 2004, we owned, directly and indirectly through our subsidiaries, including CarrAmerica Realty, L.P., greater than 50% interests in 258 operating office buildings. We also owned minority interests, ranging from 15% to 50%, in 38 operating office buildings and two buildings and one parking garage under construction.

The Guarantors

Our general partner, CarrAmerica, will be fully and unconditionally guaranteeing the notes we are offering.

CarrAmerica Realty, L.P., (“CarrAmerica L.P.,” and together with CarrAmerica, the “Guarantors”) is an indirect subsidiary of ours, and will also be fully and unconditionally guaranteeing the notes we are offering. We indirectly serve as CarrAmerica L.P.’s general partner. As of June 30, 2004, we indirectly owned approximately 92% of CarrAmerica L.P.’s partnership units. CarrAmerica L.P. focuses on the acquisition, development, ownership and operation of office properties, located primarily in selected markets across the United States.

As of June 30, 2004, CarrAmerica L.P. owned a controlling interest in 53 of the 258 operating office buildings in which we had greater than 50% interests. As of June 30, 2004, CarrAmerica L.P. also owned minority interests, ranging from 21.2% to 49%, in 30 operating office buildings.

Recent Developments

UPREIT Restructuring

On June 30, 2004, CarrAmerica restructured the manner in which it holds its assets by converting to what is commonly referred to as an umbrella partnership REIT, or UPREIT, structure. In connection with this conversion, CarrAmerica contributed in excess of 99%, or substantially all, of its assets to us in exchange for units of common and preferred partnership interest in us and the assumption by us of substantially all of CarrAmerica’s liabilities. CarrAmerica now conducts and intends to continue to conduct its activities through us. As our sole general partner, CarrAmerica generally has the exclusive power under our partnership agreement to manage and conduct our business, subject to certain limited approval and voting rights of the other limited partners.

We are capitalized through the issuance of units. CarrAmerica serves as our sole general partner and owns the general partnership interest and, as of the date hereof, directly or indirectly all of the limited partnership interests in us. CarrAmerica’s wholly owned subsidiary, CarrAmerica OP, LLC, a Delaware limited liability company, owns 1,000 units of common limited partnership interest in us. Together, CarrAmerica and CarrAmerica OP, LLC own a number of common units in us equal to the number of shares of common stock of CarrAmerica outstanding on the date hereof. In connection with the UPREIT conversion, we issued an aggregate of 54,336,086 common units of limited partnership interest to CarrAmerica and CarrAmerica OP, LLC, and issued to CarrAmerica 8,050,000 Series E Cumulative Redeemable Preferred Partnership Units with terms that are substantially the same as the economic terms of CarrAmerica’s Series E preferred stock.

In connection with the UPREIT restructuring, on June 30, 2004, we entered into an amended and restated revolving credit agreement with JPMorgan Chase Bank, as administrative agent for a syndicate of banks, and the Guarantors. The maximum amount available for borrowing under the facility is $500 million, which amount may be increased to $700 million by our request at any time prior to June 30, 2006, provided the funding commitments are increased accordingly. Borrowings under the facility will be used, among other things, for working capital purposes and for general corporate purposes. Up to $75 million of the facility may be used for letters of credit. The facility has a term of three years with a one-year extension at our option upon payment of an extension fee.

As of June 30, 2004, $175.0 million was drawn on the facility, approximately $35.9 million in letters of credit were outstanding, the facility carried an interest rate of 1.98% and we had approximately $289.1 million available for borrowing.

Recent Financing Activity

On July 1, 2004, we drew an additional $160.0 million on our credit facility to retire upon maturity $150.0 million of senior unsecured debt securities, including accrued but unpaid interest on the debt securities through the maturity date, and for other working capital and general corporate purposes.

Acquisition Activity

On July 9, 2004, we acquired 250 and 300 Holger Way in North San Jose, California, two- and three-story Class A research and development buildings, respectively, containing a total of 176,280 square feet. We acquired the buildings for $25.8 million in cash funded with borrowings on our credit facility. The buildings were developed in 1999 and were 100% leased at the time of the acquisition.

Use of Proceeds

We expect to use a substantial portion of the net proceeds of approximately $197.9 million (after deducting the underwriting discounts and commissions and our offering expenses) to repay indebtedness under our $500 million unsecured credit facility with JPMorgan Chase Bank, as agent for a group of banks. As of August 16, 2004, $390.0 million was drawn on the credit facility, approximately $35.9 million in letters of credit were outstanding and approximately $74.1 million was available for borrowing. As of August 16, 2004, the facility carried an interest rate of 2.25%, or 65 basis points over 30-day LIBOR. The total commitment carries a 20 basis point per annum facility fee payable quarterly. We intend to use the increased availability under our credit facility for general corporate purposes, including funding distributions to CarrAmerica, anticipated capital needs (including tenant-related capital costs) and potential acquisitions. Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, BNY Capital Markets, Inc., Commerzbank Capital Markets Corp., PNC Capital Markets, Inc., SunTrust Capital Markets, Inc. and Wells Fargo Brokerage Services, LLC, underwriters of this offering, are lenders under our credit facility. These affiliates will receive their proportionate share of the amount of the credit facility to be repaid with the proceeds of this offering. An affiliate of U.S. Bank Trust National Association, the trustee under the indenture governing the notes offered hereby, is also a lender under our credit facility.

Ratios of Earnings to Fixed Charges

The following table sets forth our and the Guarantors’ ratios of earnings to fixed charges for the periods indicated. For this purpose, earnings consist of income from continuing operations before income taxes, minority interest and earnings from equity investments; fixed charges as defined below; amortization of capitalized interest; and distributed income from equity investments. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2004
Ratio of Earnings to Fixed Charges of CarrAmerica Operating Partnership, L.P.	2.10	2.37	1.74	1.88	1.60	1.57
Ratio of Earnings to Fixed Charges of CarrAmerica	2.10	2.37	1.74	1.88	1.60	1.57
Ratio of Earnings to Fixed Charges of CarrAmerica Realty, L.P.	1.92	2.30	1.18	2.26	2.98	2.63

For periods prior to the restructuring, CarrAmerica is considered our predecessor and accordingly, our ratios of earnings to fixed charges are identical for those periods.

The ratios of earnings to fixed charges have been restated for each period presented to reflect the effect of classifying certain properties that we disposed of as a part of discontinued operations on a retroactive basis consistent with the Statement of Financial Accounting Standards No. 144 (SFAS 144). Therefore, the ratios referred to above may not be consistent with the ratios previously disclosed as a result of the disposition of additional properties and the requirements under SFAS 144 to retroactively restate our results of operations to reflect certain of the disposed properties as discontinued operations.

Description of Notes

The following description of the particular terms of the notes offered hereby supplements, and, to the extent inconsistent, replaces the description of the general terms and provisions of debt securities set forth under the caption “Description of Debt Securities” beginning on page 8 of the accompanying prospectus.

The notes will constitute a separate series of securities to be issued pursuant to the indenture, dated as of June 23, 2004, among us, CarrAmerica Realty Corporation and CarrAmerica Realty, L.P., as guarantors, and U.S. Bank Trust National Association, as trustee, and pursuant to resolutions of our board of directors and an officers’ certificate, to be dated as of August 23, 2004, setting forth the principal, interest and other terms of the notes. The terms of the notes will include those provisions contained in the indenture and the officers’ certificate and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following summary of the notes is qualified in its entirety by reference to the indenture and the officers’ certificate.

General

The notes will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes are effectively subordinated to our mortgages and other of our secured indebtedness to the extent of the assets securing such debt and certain indebtedness of our consolidated subsidiaries. We had approximately $347.6 million of secured debt outstanding at June 30, 2004. Our total outstanding indebtedness at that date (which consists of our debt and the debt of our consolidated subsidiaries, all on a consolidated basis) was approximately $1.9 billion.

The notes will bear interest at 5.125% per year and will mature on September 1, 2011. The notes will bear interest from August 23, 2004, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2005 (each such date being an “interest payment date”) to the persons in whose name the notes are registered in the security register on the preceding February 15 or August 15, whether or not a business day, as the case may be (each such date being a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be. A business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to close.

We may, from time to time, without the consent of existing noteholders, create and issue further notes having the same terms and conditions of the notes in all respects, except for the issue date, the issue price and, in some cases, the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

The notes will be payable at the corporate trust office maintained by the trustee for that purpose at 100 Wall Street, 16th Floor, New York, New York 10005, or elsewhere as provided in the indenture, provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire or other transfer of funds to that person at an account maintained within the United States.

The notes will only be issued in fully registered book-entry form in denominations of $1,000 and integral multiples of $1,000. See “—Global Securities” in this prospectus supplement and “Book-Entry Securities” in the accompanying prospectus.

The notes are not repayable at the option of any holder before maturity. The notes will not be subject to a sinking fund.

The defeasance and covenant defeasance provisions of the indenture, described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus, apply to the notes.

Please refer to the section entitled “Description of Debt Securities—Events of Default, Notice and Waiver” in the accompanying prospectus for a description of the events of default under the indenture.

Please refer to the sections entitled “—Certain Covenants” in this prospectus supplement and “Description of Debt Securities—Additional Covenants and/or Modifications to the Covenants Described Above” in the accompanying prospectus for a description of the covenants applicable to the notes.

Except as described in this prospectus supplement under “—Certain Covenants” and under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus, the indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of

•	a highly leveraged or similar transaction involving us or any of our subsidiaries or affiliates,

•	a change of control, or

•	a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

In addition, subject to the limitations set forth under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus, we may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or the merger or consolidation of us that would increase the amount of indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention to enter into any such transaction.

Guarantees

The notes will be guaranteed as to payment of principal, interest and premium (arising from the Make-Whole Amount), if any, by CarrAmerica and CarrAmerica L.P., as described in the accompanying prospectus under “Description of Guarantees.” CarrAmerica is our sole general partner. Through a wholly-owned subsidiary, we serve as CarrAmerica L.P.’s sole general partner, and as of June 30, 2004, we indirectly owned approximately 92% of CarrAmerica L.P’s partnership units. The guarantees of the notes:

•	are unsecured obligations of the Guarantors,
•	are effectively subordinated to mortgage and other secured indebtedness of the Guarantors to the extent of the assets securing such debt, and
•	rank equally with prior guarantees by the Guarantors, including guarantees of our other publicly held debt, and the Guarantors’ other unsecured and unsubordinated indebtedness from time to time outstanding.

As of June 30, 2004, we assumed all of CarrAmerica’s indebtedness. As of June 30, 2004, CarrAmerica L.P had approximately $108.8 million of outstanding indebtedness, of which $45.5 million was owed to us and $63.3 million was secured by properties owned by CarrAmerica L.P. The indenture does not limit the Guarantors’ ability to incur additional indebtedness, including secured indebtedness, except to the extent CarrAmerica L.P. is subject, as one of our subsidiaries, to our covenants in the indenture.

If we sell or dispose of all of the equity interest in CarrAmerica Realty, L.P. to another person in compliance with the indenture, CarrAmerica Realty, L.P. will be released from its guarantee to the extent that it is also released from its other guarantees of our debt.

Optional Redemption

The notes may be redeemed, at our option, at any time in whole or from time to time in part, at a “Redemption Price” equal to the sum of:

• the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

• the Make-Whole Amount, if any, with respect to those notes.

If notice of redemption has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date specified in the notice, the notes will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the notes from and after the redemption date will be to receive payment of the Redemption Price upon surrender of the notes in accordance with the notice.

Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by holder to be redeemed.

If less than all the notes are to be redeemed at our option, we will notify the trustee under the indenture at least 45 days prior to the giving of notice of redemption, or such shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and their redemption date. The trustee under the indenture will select, in such manner as it deems fair and appropriate, no less than 60 days prior to the date of redemption, the notes to be redeemed in part.

As used in this prospectus supplement “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of:

•	the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made, determined by discounting, the principal and interest at the Reinvestment Rate (as defined below), determined on the third business day preceding the date notice of the redemption is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment; over

•	the aggregate principal amount of the notes being redeemed or paid.

“Reinvestment Rate” means 0.20% plus the arithmetic mean of the yields under the headings “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to that maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding each of the relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities or, if the statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by us.

Certain Definitions

As used herein and in the indenture:

“Acquired Indebtedness” means Indebtedness of a person:

•  existing at the time the person becomes a Subsidiary, or

•  assumed in connection with the acquisition of assets from the person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition.

Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Annual Service Charge” for any period means the amount which is expensed in such period for Consolidated Interest Expense.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus amounts which have been deducted in determining Consolidated Net Income during such period for:

•  Consolidated Interest Expense,

•  provision for our and our Subsidiaries’ taxes based on income,

•  amortization (other than amortization of debt discount) and depreciation,

•  provisions for losses from sales or joint ventures,

•  charges resulting from a change in accounting principles,

•  increases in deferred taxes and other non cash items, including impairment losses;

less amounts that would have been added in determining Consolidated Net Income during such period for (i) provisions for gains from sales or joint ventures and (ii) decreases in deferred taxes and other non-cash items.

“Encumbrance” means any mortgage, trust deed, deed of trust, deed to secure Indebtedness, security agreement, pledge, charge, lien, conditional sale or other title retention agreement,

capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible asset(s).

“Indebtedness” means any of our and our Subsidiaries’ indebtedness, whether or not contingent, in respect of:

•  borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments,

•  borrowed money or indebtedness evidenced by bonds, notes, debentures or similar instruments secured by any Encumbrance existing on property owned by us or any of our Subsidiaries,

•  reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable,

•  any lease of property by us or any of our Subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP;

to the extent, in the case of items of indebtedness under the first three categories listed above, that any such items (other than reimbursement obligations in connection with letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any of our or our Subsidiaries’ obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another person (other than us or any our Subsidiaries) (it being understood that Indebtedness shall be deemed to be incurred by us or any of our Subsidiaries whenever we or the Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Subsidiary” means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us, a guarantor or by one or more other of our Subsidiaries or a guarantor. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of:

•	the Undepreciated Real Estate Assets, and

•	all of our and our Subsidiaries’ other assets determined in accordance with GAAP (but excluding intangibles).

“Total Unencumbered Assets” means the sum of:

•	those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money, and

•	all of our and our Subsidiaries’ other assets not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding intangibles).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of our and our Subsidiaries’ real estate assets on that date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of our or any Subsidiaries’ properties.

Global Securities

Rather than issue the notes in the form of physical certificates, we will issue the notes in book-entry form evidenced by one or more global securities. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, or “DTC,” and registered in the name of Cede & Co., as DTC’s nominee.

DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants, or their representatives, together with other entities, own DTC.

Purchases of notes under the DTC system must be made by or through participants, which will receive a credit for the notes on DTC’s records. Holders who are DTC participants may hold their interests in global securities directly through DTC. Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through DTC participants, or through banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant and have indirect access to the DTC system. The ownership interest of each actual purchaser is recorded on the participant’s and indirect participants’ records.

Purchasers will not receive written confirmation from DTC of their purchase, but should receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction.

So long as Cede & Co. is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of the global security.

The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Neither DTC nor Cede & Co. consents or votes with respect to the notes. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to the participants whose accounts are credited with the notes on the record date. DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of participants whose accounts are credited with DTC interests in the relevant global security.

Unless our use of the book-entry system is discontinued, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability of those holders to transfer their beneficial interests in the global security.

The global securities will be exchangeable for certificated notes only if:

•	we, in our sole discretion, elect to do so,

•	DTC is unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, or

•	an event of default has occurred and is continuing with respect to any series of notes and beneficial owners representing a majority in aggregate principal amount of that series advises DTC to cease acting as depository.

In any of the foregoing events, certificates for the notes will be printed and delivered in exchange for interests in the global security. Any global security that is so exchanged will be exchanged for notes of equal terms and rank, in authorized denominations and registered as directed by DTC. We expect that DTC’s instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security.

Delivery of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Redemption notices will be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Principal, Make-Whole Amounts and interest payments on the notes will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC believes that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of the participants and indirect participants.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we are not responsible for its accuracy. The rules applicable to DTC and its participants are on file with the SEC. Neither we nor any trustee, registrar or paying agent are responsible for the performance by DTC or their participants or indirect participants under the rules and procedures governing their operations or for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Governing Law

The indenture is governed by and is to be construed in accordance with the laws of the State of New York.

Trustee

An affiliate of U.S. Bank Trust National Association, the trustee under the indenture governing the notes, is a lender under our unsecured credit facility.

Underwriting

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$60,000,000
J.P. Morgan Securities Inc.	60,000,000
Citigroup Global Markets Inc.	12,000,000
Goldman, Sachs & Co.	12,000,000
Morgan Stanley & Co. Incorporated	12,000,000
UBS Securities LLC	12,000,000
Wachovia Capital Markets, LLC	12,000,000
A.G. Edwards & Sons, Inc.	2,500,000
BNY Capital Markets, Inc.	2,500,000
Commerzbank Capital Markets Corp.	2,500,000
Legg Mason Wood Walker, Incorporated	2,500,000
Piper Jaffray & Co.	2,500,000
PNC Capital Markets, Inc	2,500,000
SunTrust Capital Markets, Inc.	2,500,000
Wells Fargo Brokerage Services, LLC	2,500,000
Total	$200,000,000

The expenses of this offering, excluding the underwriting discounts and commissions, are estimated at $200,000 and are payable by us.

Under the terms and conditions of the underwriting agreement, the obligation of the several underwriters to purchase the notes offered hereby are subject to certain conditions and if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.375% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange or automated dealer quotation system. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

Certain of the underwriters may make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communication technology provider. Market Axess Corporation is providing the system as a conduit for communications between such underwriters and their respective customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from the underwriters based on transactions that such underwriters conduct through the system. The underwriters will make the notes available to their respective customers through Internet distributions, whether made through proprietary or third-party system, on the same terms as distributions made through other channels.

From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform certain investment banking and/or commercial banking services for, us and our affiliates in the ordinary course of business for which they have received and will in the future receive customary fees. Affiliates of Banc of America Securities LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wachovia Capital Markets, LLC, BNY Capital Markets, Inc., Commerzbank Capital Markets Corp., PNC Capital Markets, Inc., SunTrust Capital Markets, Inc. and Wells Fargo Brokerage Services, LLC are lenders under our credit facility. An affiliate of U.S. Bank Trust National Association, the trustee under the indenture governing the notes offered hereby, are lenders under our credit facility. These affiliates will receive their proportional share of the amount of the credit facility to be repaid from the proceeds of this offering.

Legal Matters

The legality of the notes will be passed upon for us by Hogan & Hartson L.L.P., and certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov).

PROSPECTUS

$1,000,000,000

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

Debt Securities

CARRAMERICA REALTY CORPORATION

Guarantees

CARRAMERICA REALTY, L.P.

Guarantees

We may offer from time to time one or more series of unsecured debt securities of CarrAmerica Realty Operating Partnership, L.P. with an aggregate initial public offering price of up to $1,000,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of the offering. We refer to the debt securities collectively as the “securities.” We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering. The specific terms of the debt securities will include the specific title, series, aggregate principal amount, currency, form, which may be registered, bearer, certificated or global, authorized denominations, maturity, rate, or manner of calculation thereof, and time of payment of interest, terms for redemption at our option or repayment at your option, if applicable, terms for sinking fund payments, additional covenants, any initial public offering price and whether the payment of principal and interest on the debt securities will be guaranteed by CarrAmerica Realty Corporation and/or CarrAmerica Realty, L.P. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

We may offer the securities directly to investors, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. No securities, including any guarantees, may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

We encourage you to read this entire prospectus, including the related prospectus supplement, carefully before you make an investment in our securities.

See “Risk Factors” beginning on page 3 in the Annual Report on Form 10-K of CarrAmerica Realty Corporation for the year ended December 31, 2003 and beginning on page 11 in the Registration Statement on Form 10 of CarrAmerica Realty Operating Partnership, L.P. for risks relating to an investment in our securities, each of which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated July 30, 2004

THE ISSUER AND THE GUARANTORS

CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership, was formed on March 17, 2004 in connection with a restructuring of the holdings of CarrAmerica Realty Corporation, which we refer to as CarrAmerica, a fully integrated, self-administered and self-managed publicly traded real estate investment trust, or REIT. On June 30, 2004, CarrAmerica restructured the manner in which it holds its assets by converting to what is commonly referred to as an umbrella partnership REIT, or UPREIT, structure. In connection with this conversion, CarrAmerica contributed to the operating partnership substantially all of its assets in exchange for units of common and preferred partnership interest in the operating partnership and the assumption by the operating partnership of all of CarrAmerica’s liabilities. CarrAmerica now conducts and intends to continue to conduct its activities through the operating partnership. The operating partnership is managed by CarrAmerica as the sole general partner of the operating partnership. As sole general partner of the operating partnership, CarrAmerica generally has the exclusive power under the partnership agreement to manage and conduct the business of the operating partnership, subject to certain limited approval and voting rights of the other limited partners.

We focus on the acquisition, development, ownership and operation of office properties, located primarily in selected markets across the United States. As of March 31, 2004, we owned greater than 50% interests in 257 operating office buildings. The 257 operating office buildings contain a total of approximately 20.2 million square feet of net rentable area. The stabilized operating buildings (those in operation more than one year) in which we owned a controlling interest as of March 31, 2004 were 87.4% leased. These properties had approximately 1,040 tenants. As of March 31, 2004, we also owned minority interests (ranging from 15% to 50%) in 38 operating office buildings and two buildings and one parking garage under construction. The 38 operating office buildings contain a total of approximately 6.2 million square feet of net rentable area. The two office buildings under construction will contain approximately 600,000 square feet of net rentable area. The stabilized operating buildings in which we owned a minority interest as of March 31, 2004 were 84.7% leased.

The operating partnership is capitalized through the issuance of units. CarrAmerica serves as the sole general partner of the operating partnership and owns the general partnership interest and substantially all of the common limited partnership interest. CarrAmerica’s wholly owned subsidiary, CarrAmerica OP, LLC, a Delaware limited liability company, owns a nominal common limited partnership interest in the operating partnership. Together, CarrAmerica and CarrAmerica OP, LLC own a number of common units in the operating partnership equal to the number of shares of common stock of CarrAmerica outstanding on the date hereof. In connection with the UPREIT conversion, the operating partnership also issued to CarrAmerica 8,050,000 Series E Cumulative Redeemable Preferred Partnership Units with terms that are substantially the same as the economic terms of CarrAmerica’s Series E preferred stock.

CarrAmerica and/or CarrAmerica Realty, L.P. may guarantee the payment of principal and interest on our debt securities. As of March 31, 2004, CarrAmerica indirectly owned 91.6% of CarrAmerica Realty, L.P.’s partnership units and approximately 25.4% of the total assets of CarrAmerica were owned by CarrAmerica Realty, L.P. or its subsidiaries. Upon consummation of the UPREIT conversion, all interests previously held indirectly by CarrAmerica became held indirectly by the operating partnership. As of March 31, 2004, CarrAmerica Realty, L.P. owned a controlling interest in a portfolio of 53 operating office buildings. The 53 operating office buildings contain a total of approximately 4.8 million square feet of net rentable area and as of March 31, 2004 were 88.2% leased. As of March 31, 2004, CarrAmerica Realty, L.P. also owned minority interests (ranging from 21.2% to 49%) in 30 operating office buildings. The 30 operating office buildings in which CarrAmerica Realty, L.P. owned a minority interest as of March 31, 2004 were 84.8% leased.

Our principal executive offices are located at 1850 K Street, N.W., Washington, D.C. 20006, and our telephone number is (202) 729-1700. Our website can be found at www.carramerica.com.

RISK FACTORS

You should refer to the information under the heading “Risk Factors” in CarrAmerica’s Annual Report on Form 10-K for the year ended December 31, 2003, in the operating partnership’s Amendment No. 1 Registration Statement on Form 10 filed with the SEC on July 21, 2004 and in CarrAmerica’s Current Report on Form 8-K filed with the SEC on March 18, 2004 for risks relating to an investment in our securities.

PRELIMINARY NOTE

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or inconsistent information. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such documents. Our business, financial information, results of operations and prospects may have changed since those dates.

If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

The terms “we,” “us,” or “our” in this prospectus refer to CarrAmerica Realty Operating Partnership, L.P. and one or more of its affiliates or subsidiaries (including CarrAmerica Realty Corporation and CarrAmerica Realty, L.P.) or, as the context may require, to CarrAmerica Realty Operating Partnership, L.P. only. We refer to CarrAmerica Realty Corporation as CarrAmerica and CarrAmerica Realty Operating Partnership, L.P. as the operating partnership.

You should read the balance sheet of the operating partnership included in Amendment No. 1 to its Registration Statement on Form 10 incorporated herein by reference together with the consolidated financial statements and notes thereto of CarrAmerica, as predecessor of the operating partnership, included CarrAmerica’s Annual Report on Form 10-K for the year ended December 31, 2003 incorporated herein by reference.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and the documents incorporated by reference herein which are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, although the safe harbor provisions of such sections are not available to the operating partnership because it is not currently subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act. Such statements (none of which is intended as a guarantee of performance) are subject to certain risks and uncertainties, which could cause our actual future results, achievements or transactions to differ materially from those projected or anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risks described in CarrAmerica’s Annual Report on Form 10-K for the year ended December 31, 2003, CarrAmerica’s Current Report on Form 8-K filed with the SEC on March 18, 2003 and Amendment No. 1 to the operating partnership’s Registration Statement on Form 10 filed with the SEC on July 22, 2004, as the same may be supplemented from time to time. Such factors include, among others:

•	national and local economic, business and real estate conditions that will, among other things, affect:

•	demand for office space,

•	the extent, strength and duration of any economic recovery, including the effect on demand for office space and the creation of new office development,

•	availability and creditworthiness of tenants,

•	the level of lease rents, and

•	the availability of financing for both tenants and us;

•	adverse changes in the real estate markets, including, among other things:

•	the extent of tenant bankruptcies, financial difficulties and defaults,

•	the extent of future demand for office space in our core markets and barriers to entry into markets which we may seek to enter in the future,

•	our ability to identify and consummate attractive acquisitions on favorable terms,

•	our ability to consummate any planned dispositions in a timely manner on acceptable terms,

•	changes in operating costs, including real estate taxes, utilities, insurance and security costs;

•	actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;

•	ability to obtain insurance at a reasonable cost;

•	CarrAmerica’s ability to maintain its status as a REIT for federal and state income tax purposes;

•	the cost of the UPREIT restructuring;

•	ability to raise capital;

•	effect of any earthquake, terrorist activity or other heightened geopolitical risks;

•	governmental actions and initiatives; and

•	environmental/safety requirements.

WHERE TO FIND ADDITIONAL INFORMATION

This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC or the Commission. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus is a part. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover page of this prospectus.

CarrAmerica and CarrAmerica Realty, L.P. file annual, quarterly and current reports and other information with the SEC. The operating partnership has filed a Registration Statement on Form 10, and in the future will file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement of which this prospectus is a part, at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including the operating partnership, CarrAmerica and CarrAmerica Realty, L.P., who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning CarrAmerica may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and which are considered a part of this prospectus, and any future documents filed with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed incorporated by reference. These filings contain important information about us.

CarrAmerica Realty Corporation SEC Filings:

• Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 001-11706)	Filed on February 20, 2004

• Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 001-11706)	Filed on May 3, 2004

• Current Report on Form 8-K (SEC File No. 001-11706)	Filed on March 18, 2004

• Current Report on Form 8-K (SEC File No. 001-11706)	Filed on March 22, 2004

• Current Report on Form 8-K (SEC File No. 001-11706)	Filed on June 24, 2004

• Current Report on Form 8-K (SEC File No. 001-11706)	Filed on July 2, 2004

CarrAmerica Realty Operating Partnership, L.P. SEC Filings:

• Amendment No. 1 to Registration Statement on Form 10 (SEC File No. 000-50663)	Filed on July 22, 2004

CarrAmerica Realty, L.P. SEC Filings:

• Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 000-22741)	Filed on March 5, 2004

• Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 000-22741)	Filed on May 4, 2004

• Current Report on Form 8-K (SEC File No. 000-22741)	Filed on March 22, 2004

• Current Report on Form 8-K (SEC File No. 000-22741)	Filed on June 24, 2004

• Current Report on Form 8-K (SEC File No. 000-22741)	Filed on July 2, 2004

You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document, free of charge, by writing us at the following address or calling us at the telephone number listed below:

1850 K Street, N.W.

Washington, D.C. 20006

Attention: Corporate Secretary

Telephone: (202) 729-1700

EARNINGS RATIOS

The following table sets forth ratios of earnings to fixed charges of the operating partnership, CarrAmerica and CarrAmerica Realty, L.P., respectively, for the periods indicated. For this purpose, earnings consist of income from continuing operations before income taxes, minority interest and earnings from equity investments; fixed charges as defined below; amortization of capitalized interest; and distributed income from equity investments. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs.

	Three Months Ended March 31,	Year Ended December 31,
	2004	1999	2000	2001	2002	2003
Ratio of Earnings to Fixed Charges of the operating partnership	1.73	2.17	2.46	1.85	1.94	1.66
Ratio of Earnings to Fixed Charges of CarrAmerica	1.73	2.17	2.46	1.85	1.94	1.66
Ratio of Earnings to Fixed Charges of CarrAmerica Realty, L.P.	2.74	1.92	2.30	1.18	2.26	2.98

The ratios of earnings to fixed charges have been restated for each period presented to reflect the effect of classifying certain properties that we disposed of as a part of discontinued operations on a retroactive basis consistent with the Statement of Financial Accounting Standards No. 144 (SFAS 144). Therefore, the ratios referred to above may not be consistent with the ratios previously disclosed as a result of the disposition of additional properties and the requirements under SFAS 144 to retroactively restate our results of operations to reflect certain of the disposed properties as discontinued operations.

CarrAmerica contributed substantially all of its assets and liabilities to the operating partnership. The operating partnership’s operations mirror CarrAmerica’s operations prior to the UPREIT conversion and CarrAmerica is the predecessor to the operating partnership. As a result, the operating partnership’s ratios of earnings to fixed charges set forth in the above table are the same as CarrAmerica’s ratios of earnings to fixed charges for the periods indicated.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general business purposes, including, without limitation, the development and acquisition of additional properties as suitable opportunities arise, the repayment of outstanding debt, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general provisions of the debt securities of the operating partnership that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which such general provisions described below apply will be described in a prospectus supplement relating to such debt securities and in the applicable indenture or in one or more supplemental indentures or officers’ certificates relating thereto. The terms the “company,” “we,” “us” and “our” as such terms are used in the following description refer to the operating partnership only, unless the context requires otherwise.

General

The debt securities offered by means of this prospectus will be our direct, unsecured obligations and may be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under an Indenture for Senior Debt Securities, dated as of June 23, 2004, as amended, supplemented or modified from time to time between us, as primary obligor, CarrAmerica, as guarantor, CarrAmerica Realty, L.P., as guarantor and U.S. Bank Trust National Association, as trustee. Subordinated debt securities will be issued under an Indenture for Subordinated Debt Securities, dated as of June 23, 2004, as amended, supplemented or modified from time to time between us, as primary obligor, CarrAmerica, as guarantor, CarrAmerica Realty, L.P., as guarantor and U.S. Bank Trust National Association, as trustee. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and have been filed as exhibits to the registration statement of which this prospectus is a part. The statements made in this section relating to the debt securities and the indentures are summaries of all anticipated material provisions thereof. You should read carefully any prospectus supplement describing the terms of a series of debt securities offered hereby and the indentures described herein which are filed as exhibits to the registration statement of which this prospectus is a part. All section references appearing herein are to sections of each indenture unless otherwise indicated and capitalized terms used but not defined under this heading shall have the respective meanings set forth in each indenture. The debt securities offered by means of this prospectus will be offered for cash and will be, at the time of sale, “investment grade securities” as rated by a nationally recognized statistical rating organization. The operating partnership has received a credit rating of BBB with a stable outlook from Standard & Poor’s.

Our senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness that may be outstanding from time to time and will rank senior to all of our subordinated indebtedness that may be outstanding from time to time. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt as described below under “—Ranking.”

If so provided in an applicable prospectus supplement, the debt securities will have the benefit of a guarantee from CarrAmerica and/or CarrAmerica Realty, L.P., as described below under “—Description of Guarantee.” Each of CarrAmerica and CarrAmerica Realty, L.P. is a separate and distinct legal entity from us and has no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, distributions, loans or other payments, other than as expressly provided in a guarantee.

A significant number of our properties are owned through subsidiaries. The payment of dividends or distributions or the making of loans and advances to us by our subsidiaries may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the applicable prospectus supplement. In addition, the payment of such dividends or distributions and making of such loans and advances would be contingent upon the earnings of our subsidiaries. Any right we may have to receive assets upon liquidation or recapitalization of our subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of secured and unsecured creditors of the applicable subsidiaries. In the event that we are recognized as a creditor of the applicable subsidiaries, our claims would still be subject to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to our claims, including any secured mortgage debt.

Except as set forth in the applicable indenture or in one or more supplemental indentures, officers’ certificates or resolutions of the board of directors of CarrAmerica relating thereto and described in a prospectus supplement relating thereto, we may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of directors of CarrAmerica, as our general partner, or as established in the applicable indenture or in one or more supplemental indentures, officers’ certificates or board of directors resolutions relating to such indenture. We refer to such resolution, officers’ certificate or supplemental indenture collectively as a supplemental indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

Each indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities (Section 101). Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in this summary or the indenture, any action described herein to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture (Section 609).

The supplemental indenture relating to any series of debt securities being offered will contain, and the prospectus supplement relating thereto will describe, the specific terms thereof which, pursuant to Section 301 of the indentures, may include, without limitation:

•	the title of such debt securities;

•	the classification of such debt securities as senior securities or subordinated securities;

•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	the percentage of the principal amount of such debt securities that will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

•	the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

•	the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•

the place or places other than or in addition to New York City where the principal of (and premium, if any) and interest, if any (including any additional amounts required to paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities), on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

•	the date or dates on which, or the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which and the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation, including any sinking fund payments;

•	if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the applicable indenture;

•	whether the principal of (and premium, if any) or interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges) on such debt securities are to be payable, at our election or the holder’s election, in one or more currencies other than that in which such debt securities are payable in the absence of the making of such an election, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such debt securities are payable in the absence of making such an election and the currency or currencies in which such debt securities are to be payable upon the making of such an election;

•	whether such debt securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

•	whether such debt securities will be issued in certificated or book-entry form;

•	whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on such debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and the extent to which such debt securities are guaranteed by CarrAmerica and/or CarrAmerica Realty, L.P. or any other guarantor and the form of any such guarantee;

•	the name of the applicable trustee and the address of its corporate trust office; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such debt securities as the original issue discount securities. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Except as maybe set forth in the applicable indenture or in one or more supplemental indentures or as described below under “—Certain Covenants—Senior Indenture Limitations on Incurrence of Indebtedness” and “—Certain Covenants—Maintenance of Total Unencumbered Assets,” neither indenture contains any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving us, including any merger or consolidation with or acquisition of a highly leveraged company. In addition, as described below under “—Merger, Consolidation or Sale of Assets,” we have broad discretion to engage in mergers, consolidations or other significant transactions without the consent of the holders of the debt securities offered hereby (Article Eight). You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to our events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples thereof and those in bearer form will be issuable in denominations of $5,000 (Section 302).

Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities) will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, which we refer to as defaulted interest, will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid:

•	to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, notice whereof shall be given to the holder of such debt security not less than ten days prior to such special record date; or

•	at any time in any other lawful manner, all as more completely described in the applicable indenture (Section 307).

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

Neither we nor any trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part;

•	exchange any debt securities in bearer form, unless such debt securities are simultaneously surrendered for redemption with debt securities in registered form of the same series and like tenor; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale of Assets (Article Eight)

Unless otherwise set forth in a supplemental indenture relating to any series of debt securities and described in the applicable prospectus supplement, we are permitted to consolidate with, or sell, lease or convey all or substantially all of our respective assets to, or merge with or into, any other entity provided that:

•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or the entity which shall have received the transfer of such assets shall expressly assume all of our obligations under the indenture, including payment of the principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our Subsidiaries (as defined below) as a result thereof as having been incurred by us or our Subsidiary at the time of such transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to each trustee (Sections 801 and 803).

The indentures do not currently provide the holders of debt securities any other rights or protections in the event of any such transaction. The term “substantially all” as used in the indentures will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a limited body of case law interpreting this phrase, there is no established definition under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law in the event of a transaction which may constitute a transfer of “all or substantially all” of our assets which could limit your ability to determine if we have complied with the provisions of Article Eight of the indentures or whether you may have any other rights available to you under the indentures.

Certain Covenants

Senior Indenture Limitations on Incurrence of Indebtedness. Under the senior indenture, we may not, and may not permit any of our Subsidiaries (as defined below under “—Events of Default, Notice and Waiver”) to, incur any Indebtedness (as defined below), other than intercompany Indebtedness (representing Indebtedness to which the only parties are us, CarrAmerica or any of our or CarrAmerica’s Subsidiaries, but only so long as such Indebtedness is held solely by any of us, CarrAmerica or any of our or CarrAmerica’s Subsidiaries; and provided that, in the case of Indebtedness owed to our Subsidiaries, such Indebtedness is subordinate in right of payment to the debt securities), if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all of our and our Subsidiaries’ outstanding Indebtedness on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of:

•	our Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC, or, if such filing is not required under the Exchange Act, with the trustee, prior to the incurrence of such additional Indebtedness; and

•	the increase in Total Assets from the end of such quarter, including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase together with Total Assets, being referred to herein as “Adjusted Total Assets”).

In addition to the foregoing limitations on the incurrence of Indebtedness, we may not, and may not permit any of our Subsidiaries to, incur any Indebtedness secured by any Encumbrance (as defined below) if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all of our and our Subsidiaries’ outstanding Indebtedness on a consolidated basis which is secured by any Encumbrance is greater than 40% of our Adjusted Total Assets (Section 1004 of the senior indenture).

In addition to the foregoing limitations on the incurrence of Indebtedness, we may not, and may not permit any of our Subsidiaries to, incur any Indebtedness, other than intercompany Indebtedness (as described above), if the ratio of our Consolidated Income Available for Debt Service to our Annual Service Charge (in each case as defined below) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5 to 1 on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom. The senior indenture requires this ratio to be calculated on the assumption that the Indebtedness was outstanding throughout such four-quarter period, that the application of proceeds therefrom had occurred at the beginning of such period, and that repayment of any other Indebtedness and the occurrence of any acquisition to which any Indebtedness or Acquired Indebtedness relate, or any increase or decrease in our Total Assets, occurred at the beginning of such period (Section 1004 of the senior indenture).

Maintenance of Total Unencumbered Assets. We are required at all times to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our and our Subsidiaries’ outstanding Unsecured Indebtedness on a consolidated basis (Section 1004 of the senior indenture).

As used in the indenture and the description thereof herein:

“Acquired Indebtedness” means Indebtedness of a person existing at the time the person becomes a Subsidiary or that is assumed in connection with the acquisition of assets from the person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, the person becoming a Subsidiary or that acquisition. Acquired Indebtedness is deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Annual Service Charge” for any period means the amount which is expensed in such period for Consolidated Interest Expense.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income (as defined below) plus amounts which have been deducted for the following (without duplication):

•	Consolidated Interest Expense;

•	provision for our and our Subsidiaries’ taxes based on income;

•	amortization (other than amortization of debt discount and depreciation);

•	provisions for losses from sales or joint ventures;

•	charges resulting from a change in accounting principles in determining Consolidated Net Income for the period; and

•	increases in deferred taxes and other noncash items, including impairment losses; less amounts which have been added in determining Consolidated Net Income during such period for provisions for gains from sales or joint ventures and decreases in deferred taxes and other noncash items.

“Consolidated Interest Expense” means, for any period, and without duplication, all interest (including the interest component of rentals on leases reflected in accordance with GAAP as capitalized leases on the Company’s consolidated balance sheet, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Indebtedness (including, without limitation, payment-in-kind, zero coupon and other securities) of the Company and its Subsidiaries, but excluding charges for early extinguishment of debt and amortization of defined interest expense, all determined in accordance with GAAP.

“Consolidated Net Income” means for any period the amount of net income (or loss) before extraordinary items of us and our Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, trust deed, deed of trust, deed to secure Indebtedness, security agreement, pledge, charge, lien, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible asset(s).

“Indebtedness” means any indebtedness of the operating partnership or any Subsidiaries, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•	indebtedness secured by any Encumbrance existing on property owned by us or any of our Subsidiaries;

•	the reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services except any such balance that constitutes an accrued expense or trade payable; or

•	any lease of property by us or any of our Subsidiaries as lessee which is reflected in our consolidated balance sheet as a capitalized lease in accordance with GAAP;

provided that in the case of items of indebtedness listed in the first three categories above to the extent that any such items, other than reimbursed obligations in connection with letters of credit, would appear as a liability on our consolidated balance sheet in accordance with GAAP.

The term “Indebtedness” also includes, to the extent not otherwise included, any obligation by us or any of our Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by us or any Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Total Assets” as of any date means the sum of (a) Undepreciated Real Estate Assets and (b) all of our and our Subsidiaries’ other assets on a consolidated basis determined in accordance with GAAP, but excluding intangibles.

“Total Unencumbered Assets” as of any date means the sum of (a) those Undepreciated Real Estate Assets not subject to any Encumbrance for borrowed money and (b) all of our and our Subsidiaries’ other assets on a consolidated basis not subject to any Encumbrance for borrowed money determined in accordance with GAAP, but excluding intangibles.

“Undepreciated Real Estate Assets” as of any date means the original cost plus capital improvements of our and our Subsidiaries’ real estate assets on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of our properties or the properties of any Subsidiary.

These covenants may not apply to any issuance of subordinated debt securities.

Existence. Except as described under “—Merger, Consolidation or Sale of Assets” above, we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our or our guarantors’ existence, rights (charter and statutory) and franchises; provided, however, that we and our guarantors shall not be required to preserve any right or franchise if we or our guarantors determine that the preservation thereof is no longer desirable in the conduct of business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of Properties. We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that we shall not be prevented from discontinuing the operation and maintenance of our properties or the properties of our Subsidiaries if we or our Subsidiaries determine that such discontinuance is desirable in the conduct of business and not disadvantageous in any material respect to the holders of the debt securities.

Insurance. We will be required to, and will be required to cause each of our Subsidiaries, to keep all insurable properties insured against loss or damage in amounts and types that are commercially reasonable. (Section 1008).

Payment of Taxes and Other Claims. We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

•	all material taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or that of any Subsidiary; and

•	all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary, unless such lien would not have a material adverse effect upon such property;

provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve (Section 1009).

Provision of Financial Information. If the Company or a guarantor is required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company or such guarantor will file such reports by the required date and, within 15 days of such date, deliver copies of all such reports to the trustees and transmit a copy to each holder of debt securities offered by means of this prospectus. If the Company or a guarantor is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the Company or such guarantor will deliver to the applicable trustee and transmit to each holder of debt securities offered by means of this prospectus reports that contain substantially the same kind of information that would have been included in annual and quarterly reports filed with the SEC had the Company been required to file such reports, such information to be delivered or transmitted within 15 days after the same would have been required to be filed with the SEC had the Company been required to file such reports. Notwithstanding the foregoing, if the Company or a guarantor is not required to file reports with the SEC because information about the Company or a guarantor is contained in the reports filed by another entity with the SEC, the delivery to the trustee for the debt securities offered by means of this prospectus of the reports filed by such entity with the SEC and the transmittal by mail to all holders of such debt securities of each annual and quarterly report filed with the SEC by such entity within the time periods set forth in the preceding sentence shall be deemed to satisfy the obligation of the Company or such guarantor to provide financial information under the applicable provisions of the Indenture.

Additional Covenants and/or Modifications to the Covenants Described Above

Any additions to, modifications of or deletions of any of the covenants described above with respect to any debt securities or series thereof will be set forth in a supplemental indenture (Section 301) and described in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

Each indenture will provide that the following events are “events of default” with respect to any series of debt securities issued thereunder:

•	default in the payment of any installment of interest (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) on any debt security of such series and continuance of such default for 30 days;

•	default in the payment of principal of (or premium, if any, on) any debt security of such series when due and payable, whether at maturity, upon redemption or otherwise;

•	default in the performance, or breach, of any other covenant or warranty on our part or the part of any guarantor contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), or the failure of any Subsidiary to comply with the limitations on incurrence of indebtedness contained in the senior indenture, if applicable, and, in each case, the continuance of such default or breach for 60 days after written notice as provided in the applicable indenture;

•	default in the payment of recourse indebtedness of the Company or a guarantor in an aggregate principal amount in excess of $5,000,000, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or the obligations being accelerated, without the acceleration having been rescinded or annulled within a specified period of time;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the operating partnership, any guarantor or any Significant Subsidiary (as defined in the indentures and discussed below);

•	the guarantee of any debt security by a guarantor ceases to be in full force and effect or enforceable in accordance with its terms;

•	any other event of default provided with respect to a particular series of debt securities (Section 501).

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

“Subsidiary” means a corporation, partnership or other entity a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by us, a guarantor or by one or more other Subsidiaries of us or a guarantor. For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof), or premium, if any, of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series have been cured or waived as provided in such indenture (Section 502).

Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium, if any) or interest on any debt security (including any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be) of such series; or

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

Each trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders (Section 601); and provided further that no such notice will be given in the case of a non-payment event of default until at least 60 days after the occurrence of the relevant default.

Each indenture also provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it and no inconsistent direction has been given to the trustee by holders of at least a majority in principal amount of the outstanding debt securities during such 60 days (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).

Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder security or indemnity reasonably satisfactory to it (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

Within 120 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any non-compliance under the applicable indenture and, if so, specifying each such non-compliance and the nature and status thereof (Section 1011).

Modification of the Indentures

Modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any such debt security;

•	change the place of payment, or the coin or currency, for payment of the principal of (or premium, if any) or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security; or

•	release a guarantor from any guarantee (Section 902).

The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive compliance by us with certain covenants in such indenture (Section 1013).

Modifications and amendments of an indenture will be permitted to be made by us and the respective trustee thereunder without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person as obligor or guarantor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture;

•	to make any other provision in the indenture which shall not be inconsistent with the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture in any material respect;

•	to add a guarantor; or

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding clause);

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable indenture; and

•	debt securities owned by us or any other obligor under the debt securities or our affiliate or an affiliate of such other obligor shall be disregarded (Section 101).

Each indenture will contain provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of an indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Notwithstanding the foregoing provisions, each indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Ranking

The terms and conditions, if any, upon which the debt securities and any guarantee of the debt securities are subordinated to our other indebtedness and indebtedness of CarrAmerica or CarrAmerica Realty, L.P. will be set forth in the applicable prospectus supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the debt securities and any guarantee, the restrictions on payments to the holders of such debt securities and guarantees while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the holders of such debt securities following an event of default, and provisions requiring holders of such debt securities to remit certain payments to holders of senior indebtedness.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

Each indenture provides that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to Section 301 of such indenture, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) (Section 1402); or

•	to be released from its obligations with respect to such debt securities under certain specified covenants under such indenture as specified in the applicable prospectus supplement and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities (“covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1404).

“Government Obligations” means securities, which are:

•	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by applicable law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

•	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405).

As used in this prospectus, “Conversion Event” means the cessation of use of:

•	a foreign currency, currency unit or composite currency other than the Euro both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the Euro both within the member states of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended, and for the settlement of transactions by public institutions of or within the European Union; or

•	any currency unit or composite currency for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet under “—Events of Default, Notice and Waiver” above with respect to certain specified sections of Article Ten of each indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the seventh bullet under “—Events of Default, Notice and Waiver” above with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Securities

If the applicable supplemental indenture provides that the debt securities are redeemable, we may redeem such debt securities at any time at our option, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.

After notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown on our books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed.

If we elect to redeem debt securities, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all of the debt securities are to be redeemed, the trustee shall select the debt securities to be redeemed in such manner as it shall deem fair and appropriate (Article Eleven).

If the applicable supplemental indenture provides that the debt securities are redeemable at the option of the holder, we will redeem such debt securities in accordance with the terms of the applicable supplemental indenture. In the event we determine that any such redemption constitutes an issuer tender offer, we will comply with the provisions of Rule 13e-4 and any other applicable tender offer rules, and will file a Schedule TO or any other schedule required under such rules, in connection with any offer to repurchase the notes at the option of the holder.

Global Securities

If the applicable prospectus supplement so indicates, the debt securities will be evidenced by one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and registered in the name of Cede & Co., as DTC’s nominee.

Holders may hold their interests in any of the global securities directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

Holders who are not DTC participants may beneficially own interests in a global security held by DTC only through participants, including some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as the nominee of DTC, is the registered owner of any global security, Cede & Co. for all purposes will be considered the sole holder of such global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

Neither we nor the trustee, nor any registrar or paying agent, will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.

DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act;

•

DTC holds securities for its participants to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	some of such participants, or their representatives, together with other entities, own DTC; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the participants’ and indirect participants’ records. Purchasers will not receive written confirmation from DTC of their purchase, but purchasers are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the purchasers entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of actual purchasers. Purchasers of debt securities will not receive certificates representing their ownership interests, except if the use of the book-entry system for the debt securities is discontinued.

The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.

Redemption notices shall be sent to Cede & Co. If less than all of the principal amount of the global securities of the same series is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant therein to be redeemed.

Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Principal, interest payments, and payments of any premium amounts on the debt securities will be made to Cede & Co. by wire transfer of immediately available funds. DTC’s practice is to credit participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or the operating partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal, interest, and payments of any premium amounts to Cede & Co. is our responsibility, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the debt securities is the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving us reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the relevant notes will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for relevant debt securities in authorized denominations registered in such names as DTC shall direct. It is expected that such instruction will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificates representing the debt securities will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

DESCRIPTION OF GUARANTEES

In order to enable us to obtain more favorable interest rates and other terms and conditions with respect to the debt securities, payment of the principal of (and any premium) and interest on the debt securities may (if so specified in the applicable prospectus supplement) be guaranteed by CarrAmerica and/or CarrAmerica Realty, L.P. The guarantees will be unsecured obligations of CarrAmerica and CarrAmerica Realty, L.P., respectively. The ranking of any guarantee of the debt securities and the terms of the subordination, if any, will be set forth in the applicable prospectus supplement.

The applicable indenture will provide that, in the event any guarantee of the debt securities by CarrAmerica and/or CarrAmerica Realty, L.P. would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of CarrAmerica and/or CarrAmerica Realty, L.P. under such guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of CarrAmerica and/or CarrAmerica Realty, L.P., as applicable, permissible under the applicable fraudulent conveyance or similar law.

BOOK-ENTRY SECURITIES

We may issue the securities in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If the securities are issued in book-entry form, they will be issued in the form of one or more global securities, which will be deposited with, or on behalf of, DTC, unless specified otherwise in the applicable prospectus supplement. See “Description of Debt Securities – Global Securities” for additional information about DTC. Global securities may be issued in either registered or bearer form and in either temporary or permanent form.

PLAN OF DISTRIBUTION

General

We may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them, to investors directly or through agents or through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

We may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets in transactions that do not constitute a business combination within the meaning of Rule 145 promulgated under the Securities Act of 1933. We may, from time to time, authorize underwriters acting as our agents to offer and sell securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be neither less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

•	if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities less the principal amount or number thereof, as the case may be, covered by such arrangements.

Sale Through the Internet

We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices of bid, terms of bid or other factors.

The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such a bidding or ordering system, you should review the auction rules, as described in the applicable prospectus supplement, for a more detailed description of such offering procedures.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our affiliates and subsidiaries in the ordinary course of business.

LEGAL MATTERS

Hogan & Hartson L.L.P. has passed upon the legality of the securities offered hereby.

EXPERTS

The balance sheet of CarrAmerica Realty Operating Partnership, L.P. as of March 25, 2004 and the consolidated financial statements and schedules of CarrAmerica Realty Corporation (CarrAmerica) and CarrAmerica Realty, L.P. (CarrAmerica L.P.) as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering CarrAmerica’s consolidated financial statements and schedules refers to CarrAmerica’s implementation of a clarification of Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock” in 2003 and adoption of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002. The audit report covering CarrAmerica L.P.’s consolidated financial statements and schedules refers to the CarrAmerica L.P.’s adoption of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002.